EXHIBIT 10.11

PRIMUS GUARANTY, LTD.
RESTRICTED STOCK UNIT DEFERRAL PLAN

Primus Guaranty, Ltd. (‘‘Company’’) has established this Primus Guaranty, Ltd., Restricted Stock Unit Deferral Plan (‘‘Deferral Plan’’), to be effective December 31, 2007.

(a)    Purpose of Plan. The Primus Guaranty, Ltd. 2004 Share Incentive Plan (the ‘‘Share Incentive Plan’’) provides for the grant of restricted stock units (the ‘‘Restricted Units’’). The committee appointed by the Board of Directors to administer the Share Incentive Plan (the ‘‘Committee’’) has granted Restricted Units to certain Participants (as defined in the Plan). The Company wishes to permit Participants to defer distributions associated with their Restricted Units until the Participants separate from service with the Company and its affiliates. All deferral elections under the Deferral Plan shall be made in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and the regulations thereunder.

2.    Deferral Elections.

(a)    2007 Deferral Elections.    The Committee may permit a Participant to make an election on or before December 31, 2007 to defer payment of any Restricted Units that have not vested as of December 31, 2007. Payment will be deferred until six months after the Participant’s separation from service with the Company and its affiliates, as described in Section 3 below. The deferral election shall be made on terms determined by the Committee, provided that the Participant shall not be permitted in calendar year 2007 (i) to change payment elections with respect to amounts that the Participant would otherwise receive in 2007 or (ii) to cause payments to be made in the 2007 calendar year.

(b)    2008 and Subsequent Elections.    The Committee may permit a Participant to elect to defer payment of Restricted Units that are granted on or after January 1, 2008. Payment will be deferred until six months after the Participant’s separation from service with the Company and its affiliates, as described in Section 3 below. Each such election must be made prior to January 1 of the calendar year in which the Restricted Units are granted or at such other date as is permitted by section 409A, on a form and on terms determined by the Company.

3.    Payment.    A Participant’s deferred Restricted Units shall be paid to the Participant in Shares (as defined in the Share Incentive Plan) within ten business days following the date that is six months following the Participant’s separation from service with the Company and its affiliates. If the Participant dies before his or her deferred Restricted Units have been paid, the deferred Restricted Units shall be paid to the Participant’s estate within 60 days after the Participant’s death. The Restricted Units shall be paid in the form of whole Shares issued under the Share Incentive Plan. All payments under this Deferral Plan are subject to applicable tax withholding.

4.    Administration.    All Restricted Units shall be awarded and paid pursuant to the Share Incentive Plan, the terms of which are incorporated herein by reference. In the event of a change in capitalization or other corporate event described in Section 6 of the Share Incentive Plan, the Restricted Units shall be appropriately adjusted by the Committee pursuant to the Share Incentive Plan. The Company shall establish a bookkeeping account on its records for each Participant, to which shall be credited the Participant’s deferred Restricted Units. This Deferral Plan shall be an unfunded plan, as described in Section 7.7 of the Share Incentive Plan. The Committee shall have the discretionary authority to interpret and administer the Deferral Plan, and the Committee’s decisions shall be conclusive as to any questions arising hereunder.

5.    Section 409A Compliance.    The Deferral Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code. All payments to be made upon a separation from service under this Plan may only be made upon a ‘‘separation from service’’ under section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Deferral Plan, effective as of the date set forth above.

PRIMUS GUARANTY, LTD.
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